                                                                      EXHIBIT 11

                     INVESTORSBANCORP, INC. AND SUBSIDIARIES
               COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                                   (UNAUDITED)

A reconciliation of the income and shares used in computing the basic and diluted earnings per share is as follows:

                                        FOR THREE MONTHS ENDED      FOR NINE MONTHS ENDED
                                             SEPTEMBER 30,               SEPTEMBER 30,
                                       ------------------------    ------------------------
                                          2002          2001          2002          2001
                                       ----------    ----------    ----------    ----------
Net income                             $  431,192    $  455,140    $1,231,695    $1,186,205
                                       ==========    ==========    ==========    ==========

Determination of shares:

Weighted average common shares
   outstanding (basic)                    939,797       940,000       939,932       972,636

Assumed conversion of stock options        51,743         9,711        46,885         2,931
                                       ----------    ----------    ----------    ----------

Weighted average common shares
   outstanding (diluted)                  991,540       949,711       986,817       975,567
                                       ==========    ==========    ==========    ==========

Basic earnings per common share        $     0.46    $     0.48    $     1.31    $     1.22
                                       ==========    ==========    ==========    ==========

Diluted earnings per common share      $     0.43    $     0.48    $     1.25    $     1.22
                                       ==========    ==========    ==========    ==========




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